Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Amedica Corporation

Salt Lake City, Utah

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 19, 2017 (December 26, 2017 as to the effects of the second restatement described in Note 13 and the reverse split described in Note 1), relating to the consolidated financial statements of Amedica Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ BDO USA, LLP

BDO USA, LLP
Salt Lake City, Utah
February 14, 2018